Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2018, relating to the consolidated financial statements of Ilim Holding S.A. and its subsidiaries as of and for the year ended December 31, 2017 and 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the consolidated financial statements of Ilim Holding S.A. for the year ended December 31, 2015 which were not audited, reviewed, or compiled by us), appearing in the Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ ZAO Deloitte & Touche CIS

Moscow, Russia

February 23, 2018